Exhibit 99.1

General Tommy Franks Joins U.S. Rare Earths Board of Directors

GENERAL FRANKS RECOGNIZES THE NEED FOR DOMESTIC RARE EARTHS PRODUCTION FOR MILITARY TECHNOLOGY

NEW YORK, August 28, 2013 /PRNewswire/ -- U.S. Rare Earths, Inc., "UREE", (UREE), a rare earths exploration company with mining claims in Idaho, Montana, and Colorado, announced today the appointment of General Tommy Franks, former Commander-in-Chief, United States Central Command, to the Company's Board of Directors.

"US Rare Earths has been working at building a world-class company that can bring top quality jobs back to the US.  As Americans, we cannot allow our fate to be left in the hands of a foreign monopoly which controls the production and distribution of rare earths.  With General Franks, we are adding a leader who understands the importance of rare earths and our country's need to have US production," said U.S. Rare Earths Chairman of the Board, Victor Lattimore.

"I am pleased and excited to join the U.S. Rare Earth Board.  Self-sufficiency is key to America's security.  U.S. Rare Earths is dedicated to meeting a recognized need in our current and future economy," says General Franks.

General Franks is a retired four-star General. He was promoted to Commander-in-Chief, United States Central Command in June, 2000. The world knows General Franks best following the culmination of an almost four-decade military career that saw him lead American and Coalition troops in two strategically unprecedented campaigns in two years as Commander of Operation Enduring Freedom in Afghanistan and Operation Iraqi Freedom in Iraq.

"We are honored and privileged that someone of General Franks' caliber and practical experience has agreed to help formulate the direction of the Company as it moves forward to service the rare earths needs of America and its allies," said Kevin Cassidy, CEO of U.S. Rare Earths, Inc.

General Franks' appointment follows recent announcements of former Governor Bob Kerrey and Mark Crandall to the Company's Board of Directors. U.S. Rare Earths, which holds drill permits for six Rare Earths properties across three states, recently announced the results of the first Phase of its 2013 exploration and drilling program in the Lemhi Pass Region of Idaho and Montana. The results confirmed that the company's properties have the highest accessible critical rare earth deposit in North America.

The Company's properties in the Lemhi Pass region have been recognized in the U.S. Department of Energy's Critical Materials Strategy publications to have significant showings of Heavy Rare Earth Elements, in particular for the five Rare Earths identified by DOE as being at "Critical Risk": Dysprosium, Europium, Neodymium, Terbium and Yttrium.

General Tommy Franks was born in Wynnewood, Oklahoma, and grew up in Midland, Texas, where he graduated from Robert E. Lee High School.  After two years at the University of Texas, he joined the United States Army, and in 1967, as a distinguished graduate of the Artillery Officer Candidate School, he was commissioned a Second Lieutenant and sent to Vietnam.

His service in Vietnam earned him six awards for Valor and three Purple Hearts. This assignment was the start of a long and distinguished career which would take him from one world hot spot to another, from West Germany at the height of the Cold War to the Demilitarized Zone in Korea, to the deserts of Arabia where he gained the knowledge and experience which would prepare him for the leadership role that would mark his place in the annals of American history.

General Franks attended the University of Texas, Arlington, where he graduated with a Bachelor's Degree in Business Administration, and Shippensburg University where he graduated with a Master's Degree in Public Administration. He is also a graduate of the Armed Forces Staff College and the Army War College.

The General's awards include five Distinguished Service Medals, four Legions of Merit, four Bronze Stars and three Purple Hearts in addition to numerous foreign awards. He was appointed Knight Commander of the Order of the British Empire (KBE) by order of Her Majesty Queen Elizabeth II on May 25, 2004. And President George W. Bush awarded him the Nation's highest civilian award, the Presidential Medal of Freedom, on December 14, 2004.

General Franks has received honorary degrees from a number of universities including his alma mater, Shippensburg University, and his wife's alma mater, Oklahoma State University.

Since his retirement from the military in 2003, General Franks has traveled the world, speaking on leadership, character and the value of Democracy. His autobiography, American Soldier debuted as Number 1 on the New York Times Best Sellers list in August 2004.

General Franks serves on the boards of the University of Texas, Arlington and William Penn University. He is Co-Chair of the Flight 93 memorial foundation and serves as an Advisor to the Military Child Education Coalition, Operation HomeFront Oklahoma, and the Southeastern Guide Dog Organization.

About U.S. Rare Earths, Inc.:

U.S. Rare Earths, Inc. ("UREE", "U.S. Rare Earths" or the "Company") is a mineral exploration, mining and claims acquisition company based in Plano, TX.  The Company holds over 12,000 acres of mining claims for rare-earth elements in Colorado, and in the Lemhi Pass Region of Idaho and Montana.

Rare earth elements are critical to many existing and emerging 21st century applications including clean-energy technologies such as hybrid cars and electric vehicles; high-technology applications including cell phones and digital music players; hard disk drives used in computers; microphones; fiber optics; lasers; and in addition, critical defense applications such as global positioning systems, radar and sonar; and advanced water treatment applications, including those for industrial, military, homeland security, domestic and foreign aid use.

For more information visit www.usrareearths.com.

Safe Harbor Statement. Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "desires," "believes," "anticipates, " "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause its actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, rare-earth industry risks, estimates of mineralized materials, litigation risks, plans to raise capital, and board, management and governance risks. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the Company's SEC filings. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements.

RUBENSTEIN PUBLIC RELATIONS
CONTACT: JONATHAN GOLDBERG 212-843-9335
JGOLDBERG@RUBENSTEINPR.COM